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                                                            EXHIBIT NO. 99(p)

                      MFS GOVERNMENT MARKETS INCOME TRUST









MFS Government Markets Income Trust
200 Berkeley Street
Boston, MA  02116

Gentlemen:

         In connection with my purchase of ___________________________ Shares of Beneficial Interest (without par value) of MFS Government Markets Income Trust, I hereby represent and warrant to you that I am purchasing said shares as an investment with no intention of redeeming or reselling said shares until a date at least two years hereafter.

                                        Very truly yours,